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                                                                       EXHIBIT 8





November 16, 1994


Polaris Industries Partners L.P.
1225 Highway 169 North
Minneapolis, Minnesota 55441

Ladies and Gentlemen:

            We have acted as counsel to Polaris Industries Partners L.P., a Delaware limited partnership (the "Partnership"), and EIP Associates L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner"), in connection with the proposal to convert the Partnership to corporate form (the "Conversion") pursuant to the Agreement and Plan of Conversion dated as of September 29, 1994 (the "Plan of Conversion") among the Partnership, the General Partner, Polaris Industries Inc., a Delaware corporation (the "Company") and the other parties named therein. Unless otherwise defined herein, capitalized terms used herein have the same meanings as set forth in the Plan of Conversion.

            We have reviewed the following documents pertaining to the
Conversion: (i) Amendment No. 1 dated November 10, 1994, to the Registration Statement on Form S-4, filed on behalf of the Company pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission; (ii) the Proxy Statement/Prospectus forming part of the Registration Statement (the "Prospectus"), subject to completion, dated November 10, 1994; (iii) the Plan of Conversion; (iv) the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 1987, as heretofore amended; (v) the Agreement of Limited Partnership of Polaris Industries L.P., a Delaware limited partnership (the "Operating Partnership"), dated as of September 9, 1987; (vi) the Amended and Restated Limited Partnership Agreement of the General Partner, dated as of July 1, 1994; (vii) the Amended and Restated Agreement of Polaris Industries Associates L.P. (the "Operating General Partner"), dated as of July 1, 1994; and (viii) such other documents as we have deemed necessary or relevant for the purposes of this opinion. In this regard, we have assumed that the partnership agreements described above of the Partnership, the Operating Partnership, the General Partner and the Operating General Partner are the documents pursuant to which each of such entities, respectively, have operated to the date hereof. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Partnership, the Operating Partnership, the General Partner, the Operating General Partner and the Company, and certain holders of Units of Beneficial Assignment of Class A Interests in the Partnership. We have also examined such matters of law as we have deemed necessary or appropriate for the purposes of this opinion and the opinions attributed to us in the Prospectus. We note that our opinions are based on our examination of such law, our review of the


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Polaris Industries Partners L.P.
November 16, 1994
Page 2


documents described above, the statements, representations and assumptions referred to above and in the Prospectus, the provisions of the Internal Revenue Code of 1986, as amended, the regulations and published rulings thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Prospectus, or inaccuracy of any statements, representations or assumptions on which we have relied, may affect the continuing validity of these opinions. The continuing validity of these opinions is conditioned upon the receipt, on and as of the Closing Date, of written representations provided by representatives of the Partnership, the Operating Partnership, the General Partner, the Operating General Partner and the Company, and certain holders of Units of Beneficial Assignment of Class A Interests in the Partnership, as to certain factual matters.

            We further note that we have not independently verified any of the assumptions set forth in the Prospectus, and we express no opinion with respect thereto.

            Subject to the caveats and conditions set forth above, and to the discussion set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus, it is our opinion that the discussion contained in the "Certain Federal Income Tax Considerations" section of the Prospectus presents a fair and reasonable analysis of all material Federal income tax issues relevant to a holder of Units of Beneficial Assignment of Class A Interests in the Partnership. As indicated under such heading, the discussion contained in the "Certain Federal Income Tax Considerations" section of the Prospectus does not address all aspects of taxation that may be relevant to particular taxpayers in light of their personal circumstances or to certain types of taxpayers (including dealers in securities, insurance companies, non-U.S. persons, financial institutions and tax-exempt entities) subject to special treatment under the Federal income tax laws, and this opinion, to the extent relevant, does not cover such persons. In addition, the Prospectus correctly represents the nature and extent of the opinions attributed to us therein with respect to the Federal income tax consequences of the Conversion. We note, however, that the tax matters relating to the Conversion are complex and are subject to varying interpretations. Some of these matters involve issues with respect to which the tax law is not clear and is in a state of flux. Thus, there can be no assurance that the Internal Revenue Service would not take a position in conflict with the opinions expressed in the Prospectus and that such position might not ultimately be sustained by the courts.


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Polaris Industries Partners L.P.
November 16, 1994
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            We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement on Form S-4 of which the Prospectus is a part and to the use of our name in the section entitled "Certain Federal Income Tax Considerations" in the Prospectus.

                                          Very truly yours,

                                           /s/ Stroock & Stroock & Lavan


                                          STROOCK & STROOCK & LAVAN